Exhibit 20.2

FORM OF CONVERTIBLE DEBENTURE

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE THAT DATE WHICH IS 4 MONTHS PLUS ONE DAY FOLLOWING THE DATE OF ISSUANCE.

US $XXX,XXX

LEXARIA CORP.

12.0 % SECURED CONVERTIBLE DEBENTURE (THE “NOTE”) DUE November 19, 2012

FOR VALUE RECEIVED, Lexaria Corp., a corporation organized and existing under the laws of the State of Nevada (the “Company”), promises to pay to ________________________ the registered holder hereof (the “Holder”), the principal sum of  ______________________ and 00/100 Dollars (US $XXX,XXX) on the Maturity Date (as defined below) and to pay interest on the principal sum outstanding from time to time in arrears at the rate of 12.0% per annum (computed on a simple basis payable monthly, in arrears), accruing from November 19, 2010, the date of initial issuance of this Note (the “Issue Date”), to the date of payment. Such interest shall be payable monthly, in arrears, and all accrued and unpaid interest shall be payable on the date which is the earlier of (i) the Maturity Date; or (ii) the date of any prepayment of principal permitted hereunder. Accrual of interest shall commence on the Issue Date and shall continue to accrue on a monthly basis based on the principal sum outstanding (whether before or after the Maturity Date).

This Note is being issued pursuant to the terms of the Subscription Agreement, dated as of November 19, 2010 (the “Subscription Agreement”), to which the Company and the Holder (or the Holder’s predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

This Note is subject to the following additional provisions:

1.       Maturity Date. The term “Maturity Date” means November 19, 2012.

2.       Early Redemption. This Note may be prepaid in whole or in part at any time prior to the Maturity Date, by payment of 108% of the outstanding principal amount and accrued and unpaid interest. The 8% premium on prepayment shall be reduced by 1% following each three month period following the Issue Date. Any prepayment shall be made following the provision of 15 days written notice to the Holder in accordance with the notice provisions in Section 8(c) of this Note. Any payment shall be applied as provided in Section 3.

3.       Any payment made on account of the Note shall be applied in the following order of priority: (i) first, to any amounts due hereunder other than principal and accrued interest, (ii) then, to accrued interest through and including the date of payment, and (iii) then, to principal of this Note.

4.       All payments contemplated hereby to be made “in cash” shall be made in immediately available good funds of US currency by wire transfer to an account designated in writing by the Holder to the Company (which account may be changed by notice similarly given). For purposes of this Note, the phrase “date of payment” means the date good funds are received in the account designated by the notice which is then currently effective.

5.       Subject to the terms of the Subscription Agreement, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency, as herein prescribed.

6.       Security. Repayment of the outstanding principal amount of the Note and any accrued but unpaid interest thereon shall be secured by the Company’s working interest and production in and only in the PP F-12-4 and PP F-12-5 wells located at Belmont Lake, Mississippi. No other assets of the Company are secured by the Note. The specifics of this are set out in a security agreement dated November 19, 2010.

7.       Conversion.

a)        Voluntary Conversion. Subject to forced conversion or earlier repayment, the outstanding principal amount and any accured interest thereon of a Note may be converted at the sole option of the Holder, at any time and from time to time prior to the Maturity Date into Units of the Company at the price of US $0.35 (the “Conversion Price”) per Unit (subject to the limitations on conversion set forth in Section 7(f) hereof). Each Unit is comprised of one Share and one non-transferable Warrant. Each Warrant entitles the holder to purchase one additional Share at an exercise price of US $0.40 per Warrant from the earlier of (i) the Maturity Date or (ii) one year after the conversion of the Debenture.

b)        Effective Date of Conversion. Conversion of the principal amount of the Note or any accrued but unpaid interest thereon shall be deemed to occur on the presentation and surrender to the Company of the original Debenture Certificate and a duly completed and executed "Notice of Conversion" in the form attached to this Note. On the date of deemed conversion, the amount of principal or interest, as applicable, subject to conversion shall be deemed repaid and thereafter the persons entitled to the Shares and Warrants, as applicable, upon such conversion shall be deemed to be the holders of record for such securities. In the event of a partial conversion, the Company shall prepare and deliver a certificate representing the unconverted balance of the partially converted Note. In the event of a partial conversion of interest, the Company shall deliver a written statement reconciling the amount of interest owing in respect of the Note both before and after the conversion of interest.

c)        Mandatory Conversion of Note. The Company may require the Holder, at any time after 4 months and 1 day have elapsed from the Issue Date, at any time if the Closing Price of the Shares of Common Stock as listed on a Principal Market – currently the US OTC Bulletin Board with symbol LXRP - as quoted by Bloomberg L.P. has been at or above US$0.75 for a period of ten consecutive Trading Days, to convert the outstanding principal amount and any accrued but unpaid interest thereon due under the Note at the Conversion Price (subject to the limitations on conversion set forth in Section 7(f) hereof). The Note will be automatically exercised (without any further action on the part of the holder thereof) into Units. The Company shall issue to the Holders a written notice advising of the conversion of the Note.

d)        Mandatory Conversion of Warrant. Subject to the conversion of the Note, in the event that the Company’s common shares, at any time after 4 months and 1 day have elapsed from the Issue Date, as listed on a Principal Market – currently the US OTC Bulletin Board with symbol LXRP - as quoted by Bloomberg L.P. has been at or above US$0.80 for a period of 10 consecutive trading days, the Company may thereafter issue to the Holders a written notice advising of the accelerated expiry of the Warrants (subject to the limitations on conversion set forth in Section 7(f) hereof). Such written notice shall identify in reasonable detail the particulars of the acceleration event and identify the date (the "Warrant Accelerated Expiry Date") set for accelerated expiry, which in no event shall be less than 30 days after the mailing date of the written notice. For greater certainty, all Warrants shall expire and be of no further force or effect as of 4:30 pm (Pacific Time) on the Warrant Accelerated Expiry Date,

e)        The term "Closing Price" shall mean, on any particular date (i) the closing price per share of the Common Stock on such date on the Company’s principal trading market, which is currently the OTC Bulletin Board, on which the Common Stock is then listed, or if there is no such price on such date, then the closing price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the closing price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

f)        Conversion Limitations; Holder’s Restriction on Conversion. The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to Section 7(a) or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.

For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note and the number of shares of Common Stock issuable upon conversion of the Warrants with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Notes or the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this section applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder) and of which a portion of this Note is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 7(f), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K (or such related form), as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 7(f) may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of this Section 7(f) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

g)        Mechanics of Conversion

i.        Conversion Shares and Warrants Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock and Warrants issuable upon a conversion hereunder (collectively, the “Conversion Shares”) shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (y) the Conversion Price.

ii.        Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Notes and payment of interest on the Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of the outstanding principal amount of the Notes and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

iii.        Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may make a cash payment in respect of any final fraction of a share. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

viii.        Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Notes shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Notes so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ix.        Withholding of Taxes. All payments by the Company under the Note shall be made in full without set-off or counterclaim and free and clear of any deduction or withholding for or on account of any taxes unless the Company is required by applicable law to make any deduction or withholding from any payment due under the Note for or on account of any taxes. As soon as practical, but no later than 60 days after any such deduction or withholding, the Company shall forward to the Purchaser official tax receipts and any other documents or evidence reasonably required by the Purchaser that such taxes have been remitted to the appropriate taxation authority.

8.        Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while the Notes are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Note, including as interest thereon), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)        Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not includes shares of Common Stock owned or held by or for the account of the Company, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

c)        Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 8, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.        Fundamental Transaction. If, at any time while this Note is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new note consistent with the foregoing provisions and evidencing the Holder’s right to convert such note into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 8 in respect of an Exempt Issuance. An “Exempt Issuance” shall consist of (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof or issued pursuant to the Subscription Agreement, (iv) the shares of Common Stock issuable upon the exercise of Warrants, (v) securities issued in connection with strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (vi) Common Stock issued or options to purchase Common Stock granted or issued pursuant to the Company’s stock option plans and employee stock purchase plans as they now exist, and (vii) the payment of any accrued interest in shares of Common Stock pursuant to this Note.

9.        The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or any shares acquired on conversion except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

10.        Any notice given by any party to the other with respect to this Note shall be given to the instructions provided by the Holder on the first page of the Subscription Agreement.

11.        This Note shall be governed by and construed in accordance with the laws of the Province of British Columbia. Each of the parties consents to the exclusive jurisdiction of the courts of the Province of British Columbia in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

12.        JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out of or in connection with this Note.

13.	The following shall constitute an “Event of Default”:

	a.	The Company shall default in the payment of any amount due on this Note, time being of the essence, whether by maturity, pursuant to Section 2 or otherwise; or

	b.	The Company shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

	c.	A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent; or

	d.	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company; or

e.	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

If an Event of Default shall have occurred, then, or at any time thereafter, and in each and every such case, the Holder may at any time while such Event of Default is ongoing give to the Company a written notice (a “Default Notice”) stating that the Company has thirty days from the date of receipt of the Default Notice to remedy the Default, failing which the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

14.        In the event for any reason, any payment by or act of the Company or the Holder shall result in payment of interest which would exceed the limit authorized by or be in violation of the law of the jurisdiction applicable to this Note, then ipso facto the obligation of the Company to pay interest or perform such act or requirement shall be reduced to the limit authorized under such law, so that in no event shall the Company be obligated to pay any such interest, perform any such act or be bound by any requirement which would result in the payment of interest in excess of the limit so authorized. In the event any payment by or act of the Company shall result in the extraction of a rate of interest in excess of a sum which is lawfully collectible as interest, then such amount (to the extent of such excess not returned to the Company) shall, without further agreement or notice between or by the Company or the Holder, be deemed applied to the payment of principal, if any, hereunder immediately upon receipt of such excess funds by the Holder, with the same force and effect as though the Company had specifically designated such sums to be so applied to principal and the Holder had agreed to accept such sums as an interest-free prepayment of this Note. If any part of such excess remains after the principal has been paid in full, whether by the provisions of the preceding sentences of this Section or otherwise, such excess shall be deemed to be an interest-free loan from the Company to the Holder, which loan shall be payable immediately upon demand by the Company. The provisions of this Section shall control every other provision of this Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized this 19th day of November, 2010.

LEXARIA CORP.

By: _______________________
Name: Mr Chris Bunka
Title: President